EXHIBIT 99.1

FreightCar America, Inc. Announces Additional Steps in Manufacturing and Operational Realignment

Company in discussions to acquire its partner’s 50% interest in the Castaños, Mexico joint venture

Production expected to be fully consolidated at new Castaños, Mexico plant starting in January

CHICAGO, Sept. 10, 2020 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ: RAIL) (“FreightCar America” or the “Company”) today announced additional steps in its manufacturing and operational realignment as it plans to acquire its partner’s 50% interest in the joint venture in Castaños, Mexico and consolidate all of its production there by January. As part of this decision, the Company has started the process to permanently close its manufacturing facility in Cherokee, Alabama (“Shoals”).

Highlights:

  Aggressive footprint consolidation will establish a much more flexible business structure, allowing the Company to realign costs to the near-term demand environment.
  Company has initiated the process to permanently close the Shoals manufacturing facility with production to cease by approximately year-end.
  The state-of-the-art Castaños, Mexico facility is scalable over time and will be able to accommodate significantly greater volume when industry conditions improve.
  When completed, the Company expects to save more than $20 million in annual fixed costs, and further lower its production breakeven to less than 2,000 cars per annum.
  The Company has signed a letter of intent and is engaged in negotiations to acquire the remaining 50% ownership in the Castaños, Mexico joint venture, and intends to complete the transaction later this year.

Shoals Facility Closure

The closure of the Shoals manufacturing facility will further align costs and manufacturing capacity with the current realities of depressed railcar demand, which have been magnified by the ongoing COVID-19 pandemic. Additionally, the closure of Shoals will accelerate the Company’s goal to achieve profitability on significantly lower railcar volumes. The Company will continue to produce railcars at Shoals through approximately the end of 2020, with the full closure expected by the end of the first quarter of 2021.

Jim Meyer, President and Chief Executive Officer of FreightCar America said, “Today we have announced the difficult, but necessary, decision to exit our Shoals manufacturing facility by early 2021. As part of our ‘Back-to-Basics’ multi-year plan, we have taken significant cost out of our business, while making significant investments in our products, people and processes.  The efforts of our Shoals’ team helped us to reduce our breakeven production levels by roughly one-third since the start of the plan.  However, the ongoing impact of the industry downturn has been further intensified by the COVID-19 pandemic and required an additional and significant response to both protect our franchise and reposition the business for immediate success post-downturn.”

Castaños, Mexico Joint Venture

In September 2019, the Company announced the formation of a 50-50 joint venture with Fabricaciones y Servicios de México, S.A. de C.V. (“Fasemex”), to manufacture new railcars and convert existing railcars at a new facility in Castaños, Mexico. This facility recently started production of its first order and is working to achieve AAR certification this fall. A second production line is expected to be operational by year-end and additional lines will be added as market conditions improve. Each production line has capacity of approximately 1,000 railcars per year. The Company is now engaged in negotiations to acquire Fasemex’s interest in the joint venture under a letter of intent and expects to complete the acquisition later this year.

Meyer commented, “The Castaños plant is the newest purpose-built railcar manufacturing facility in Mexico and we have the ability to increase its scale as market demand rebounds. It is roughly one-fifth the size of Shoals and will lower our fixed costs by approximately $20 million per year. The consolidation will significantly reduce our breakeven production levels, from 6,000 railcars before our ‘Back-to-Basics’ plan was started, to under 2,000 railcars per year once the new plant is fully operational. To date, we have hired a very experienced workforce at Castaños, have started production on the first line and are preparing for certification.”

Balance Sheet, Capital Considerations & Liquidity

  FreightCar America maintains a strong balance sheet, with cash and cash equivalents including restricted cash and certificates of deposit of $52.4 million as of the end of the second fiscal quarter.
  As a result of the footprint consolidation, the Company expects to incur pre-tax cash charges of approximately $6.0-to-$8.0 million by the end of the first quarter of 2021, consisting of employee-related costs and other cash shutdown costs.
  FreightCar America is negotiating its exit with the Shoals facility owner and landlord, the Retirement Systems of Alabama (RSA).
  The Company owns significant and valuable assets at the Shoals facility, some of which it expects to sell.
  The Company expects annual fixed cost savings of approximately $20 million on a go-forward basis when the plan is complete, consisting of reduced rent, taxes, and other fixed overhead.

Meyer concluded, “Today’s news is both a sad end and a new beginning for FreightCar America. We owe our Shoals’ team a great deal of gratitude and thank them for everything they have done for the Company. We will provide transition assistance for them as part of the planned shutdown. As we look forward, we do so with an eye to become the lowest cost and highest quality producer in our industry. We will operate from a new position of strength and our portfolio will not only be more competitive, it will be broader in scope and capability given our improved cost structure. We remain committed to completing the work against the 750-to-1,000 delivery goal we set for the second half of 2020.  Our customers have been very consistent on the importance of the Company as an alternative supplier, and we believe they will be highly supportive of these decisions as today’s announcement makes us a much stronger partner moving forward.  Lastly, we ended the second quarter with over $52 million in cash and cash equivalents and will continue to prioritize our balance sheet, while we invest prudently in our future through today’s strategic announcement.”

About FreightCar America

FreightCar America, Inc. is a diversified manufacturer of railroad freight cars, that also supplies railcar parts and leases freight cars through its FreightCar America Leasing Company subsidiaries. FreightCar America designs and builds high-quality railcars, including open top hopper cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars, boxcars, coal cars, and also specializes in the conversion of railcars for repurposed use. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Castaños, Mexico; Johnstown, Pennsylvania; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Forward-Looking Statements

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: risks relating to the potential financial and operational impacts of the COVID-19 pandemic; risks to satisfactory execution of the Castaños consolidation plan including unexpected costs, charges or delays in the execution of the plan, the Shoals facility, including the facility not meeting internal assumptions or expectations and unforeseen liabilities from Navistar; the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and other competitive factors. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

Investor/Media Contact
Joe Caminiti or Elizabeth Steckel
Alpha IR Group
312-445-2870
RAIL@alpha-ir.com